United States
Securities and Exchange Commission
Washington, DC 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report:  October 13, 2011

GeneLink, Inc.
(Exact Name of Registrant as Specified in its Charter)

PA	00-30518	23-2795613
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

317 Wekiva Springs Road, #200, Longwood, FL 32779
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (800) 558-4363

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On October 13, 2011, GeneLink, Inc. (“GeneLink”) entered into a License and Distribution Agreement (the “LDA”) with Gene Elite LLC (“Gene Elite”).  Pursuant to the LDA, GeneLink granted Gene Elite the exclusive right to GeneLink’s propriety technology to sell skin care and nutrition products in the direct sales, multi level marketing (MLM) and athletic formula channels.

In connection with the LDA, GeneLink and Gene Elite entered into a Warrant Purchase Agreement dated October 13, 2011 pursuant to which GeneLink granted Gene Elite warrants to acquire six million (6,000,000) shares of common stock of GeneLink at an exercise price of $0.10 per share, two million (2,000,000) shares of common stock of GeneLink at an exercise price of $0.45 per share and, subject to certain performance requirements being satisfied, six million (6,000,000) shares of common stock of GeneLink at an exercise price of $0.20 per share.

Pursuant to the LDA, Gene Elite paid a $1 million up front license fee and will pay an additional $500,000 license fee upon the shareholders of GeneLink approving the sale of the stock of GeneWize Life Sciences, Inc. to Capsalus Corp.  Of the $1.5 million aggregate license fee, $750,000 will be treated as a nonrefundable advance deposit to be credited against future purchases of products.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

2.1	License and Distribution Agreement dated October 13, 2011 between GeneLink, Inc. and Gene Elite, LLC.

2.2	Warrant Purchase Agreement dated October 13, 2011 between GeneLink, Inc. and Gene Elite, LLC.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GeneLink, Inc. (Registrant)

By:	/s/ Bernard L. Kasten, Jr., M.D.
Bernard L. Kasten, Jr., M.D.
Chief Executive Officer

Dated: October 17, 2011